PETERSON SULLICAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS                  TEL 206.382.7777- FAX 206.382.7700
601 UNION STREET, SUITE 2300                  http://www.pscpa.com
SEATTLE, WASHINGTON 98101

Exhibit 23.2


CONSENT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM
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We consent to the inclusion in the Registration Statement on Form SB-2 of Aurora
Gold Corporation of our audit report, dated February 10, 2006, on our audit of the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for the year then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2005.

Our report, dated February 10, 2006, contains an explanatory paragraph that states that Aurora Gold Corporation has not been able to generate significant revenues or positive cash flows from operations since inception and has an accumulated deficit at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form SB-2.


/s/  PETERSON  SULLIVAN  PLLC


July  28,  2006
Seattle,  Washington